Exhibit 99.2

ProQuest Company

Second Quarter 2005 Earnings Release Conference Call

Operator

At this time I would like to welcome everyone to the ProQuest second quarter earnings release conference call. (OPERATOR INSTRUCTIONS). I would now like to turn the call over to Mark Trinske, Vice President Investor Relations. You may begin your conference.

Mark Trinske—ProQuest Company—VP Investor Relations

Good afternoon everyone. Thank you for attending ProQuest Company’s second quarter 2005 conference call. This is Mark Trinske, Vice President of Investor Relations. On today’s call we will bring you information about our second quarter financial results, an update on Voyager Expanded Learning, and a review of our strategic progress. Our second quarter financial results, complete with detailed financial tables, were released at 4:00 Eastern time today. Copies of our results are now widely available on financial sites throughout the Internet. This earnings release, a rebroadcast of today’s call, and the transcript of today’s conference call will be available on our corporate website, which is at proquestcompany.com.

We will be making statements today that are forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995. There are risks associated with these statements which could cause our performance to differ materially from the statements made today. You can find a discussion of these risks and business trends in the Company documents on file with the SEC.

Our financial results are presented in accordance with generally accepted accounting principles, or GAAP. We include non-GAAP figures in our news releases and other communications to provide additional information to investors regarding our financial and business trends. Reconciliations of these figures to GAAP amounts are included in our press releases, our filings with the SEC, and on our corporate website.

Unless otherwise noted, all amounts referenced today are for continuing operations only. The results of the powersports DMS business that we sold in June of 2004 have been excluded from all 2004 income statement amounts for the purpose of equivalent comparison.

On today’s call Kevin Gregory, Senior Vice President and Chief Financial Officer, will start with a review of ProQuest Company’s overall financial results for the quarter. Alan Aldworth, our Chief Executive Officer and Chairman, will then comment on the quarter, and discuss progress on the Company’s strategic growth platform. After Alan has completed his remarks, we will open the call for your questions.

Now I would like to turn the call over to Kevin Gregory.

Kevin Gregory—ProQuest Company—SVP, CFO

Welcome everyone. I am very pleased with ProQuest’s second quarter results. While Business Solutions earnings were slightly below prior year, Information and Learning performed well and exceeded our expectations. As a result, halfway through the year we are on track.

Let’s start with an update on Voyager. Compared to the first half of 2004 Voyager revenue grew 41%. Voyager is in over 250 new school districts, an increase of 70%. Voyageur is in 5,000 additional classrooms, an increase of 33%. And Voyager solutions serve 70,000 more students, an increase of 35%. This shows that Voyager is making strong progress in adding new customers and increasing penetration with existing customers.

We are now in Voyager’s fall selling season. Early results are good. Renewal rates are nearly perfect. We continue to add new districts. And new product introductions are going well. We are confident that Voyager’s revenue will grow at least 20% this year. And with regards to earnings, Voyager remains on track to generate $0.20 to $0.40 of EPS for the full year.

Now let’s review the second quarter results. At Information and Learning revenue increased 36%. Voyager contributed $23 million of this growth. Excluding Voyager, Information and Learning’s revenue growth was 3%. Budgets continue to improve. As a result we are seeing strong demand for our published products and less pricing pressures for our general reference products. Published products increased 17%. As a result of increasing demand for these products, we have accelerated certain published products – projects, which has increased capital spending in the first half of the year. We have done this to bring new and updated products to the market faster. And as a result, we expect published products to continue generating double-digit revenue growth for the remainder of the year.

With regard to general reference products, we are seeing stronger pricing as a result of improvement in library budgets. Strong sales of our general reference products in the higher end and K-12 markets were offset by continued decline in our reseller products. We expect this trend to continue for the remainder of the year.

Let’s move on to Business Solutions. For the second quarter Business Solutions generated revenue of $45.3 million, an increase of 8%. Revenue growth at Business Solutions was driven primarily by sales of products acquired recently from Syncata. Business Solutions second quarter EBIT declined compared to the prior year. This change was a result of investments that we’re making in the business. Let me tell you about these investments.

First, we are updating an electric parts catalog for a major OEM. Additional costs will be incurred during the remainder of the year as this new system is deployed. Second, we are developing new and updated performance management products which will be introduced later this year. And lastly, we are investing in the capabilities and products we acquired from Syncata. At this time revenue from Syncata products do not generate the high level of profitability that we see with our other Business Solutions products. As we expand these solutions into the automotive market and integrate the new capabilities, profitability will improve. These investments at Business Solutions are being made to generate future revenue growth. During the second half of the year as we complete these investments Business Solutions’ profitability should improve.

Now let’s move on to cash flow. Free cash flow for the first half of the year was a use of $29.9 million.** The change from prior year is primarily the result of increased capital spending. Capital spending is higher than last year — capital spending is higher than last year for two reasons. First, we have incurred additional capex of about $2.5 million, related to the acquisitions we recently completed.

Second, as I mentioned earlier, we have accelerated capex at Information and Learning. During the first half we have undertaken several projects related to new and updated products, such as digitization of newspapers, conversion of contents to support humanities products, and the update and creation of archival products, such as our American Periodical Series and 19th-Century Parliament papers.

We have accelerated development of these products in order to get them into the market as soon as possible, and benefit from current market demand. During the second half of the year we expect capital spending in the range of 10 to $12 million per quarter. And for the full year we expect capex of 11 to 12% of revenue.

Before I turn it over to Alan, let me confirm our guidance for the full year. We expect revenue of $590 to $610 million, earnings per share of $2.20 to $2.40, and free cash flow of 85 to 100% of net earnings. We’re very comfortable with the current analyst ranges for the full year, and believe that consensus is reasonable.

With regard to the third and fourth quarters, we are also comfortable with current analyst ranges. However, I would like to mention one factor at Voyager that will impact the timing of revenue and earnings between the third and the fourth quarter. As you know, the second half of the year is when Voyager generates a significant portion of their

**Note: In the spoken remarks of ProQuest Company’s second quarter 2005 earnings conference call, first half free cash flow was stated as a use of $29.9 million. The actual first half amount as reported by the company is a use of $29.4 million.

annual revenue and earnings. The shipment of product is what triggers revenue recognition, and the biggest month for deliveries are September and October. Although we have good visibility that sales will happen, it is not as clear when individual districts will request delivery. As a result, this may have an impact on the timing of revenue and earnings between the third and fourth quarters. It is important to note that this timing issue is only between the third and fourth quarters, and will not impact the full year guidance we have reiterated today.

Now I’ll turn the call over to Alan.

Alan Aldworth—ProQuest Company—Chairman, CEO

At this point in the year I am very pleased to report that we’re making solid progress on our growth platforms, and I am confident in our full year guidance results. Before I move on to talk about the quarter, I would like to first comment on the education funding environment. I’m sure you all know tax receipts are up rather significantly this year. 45 of 50 states have reported tax receipts above their budgets for this year. Since education represents about half of states general budgets, this will have a direct positive impact on funding for K-12 schools, colleges and libraries. Federal support for education also continues to be strong. And the national emphasis on accountability and student achievement clearly plays to our strengths.

Looking specifically at libraries, the American Library Association’s semi annual conference took place in June. This year the mood was decidedly upbeat, the best it has been in a number of years. Our sales teams are also very enthusiastic. They are performing extremely well, and they are bringing us encouraging reports on the state of our customers’ budgets.

Now let me review our strategic progress in the quarter. We continued to execute well on our growth strategies, which are, one, K-12 classroom solutions; two, publishing value-added proprietary products, and three, information solutions for the automotive market.

First a little on the K-12 classroom solutions. Obviously our major initiative recently was the acquisition of Voyager. Voyager has exciting growth opportunities for us, especially with the emphasis on accountability. The renewal rates at Voyager are extremely strong, and we are introducing new product. We just launched Voyager’s math intervention product, which is VMath. Now this is a solution for students in grades three through six who are struggling with math. We have also just introduced a reading intervention solution for middle and high school students. And this is being launched now, and this will extend our reach into the upper grades. A number of our largest customers have expressed interest in these new solutions, and some have already committed.

We are also expanding some of the existing product lines. For example, we expanded our Spanish-language reading intervention product, which is called Pasaporte, to offer more grade levels. And our teacher training division, which is called Voyager University, will soon introduce a new course called Reading for Understanding. Last year over 10,000 teachers participated in a VoyagerU class.

We’re also increasing our penetration among existing customers. In the second quarter many of our existing districts increased the amount they purchased from us, adding more grades, more students, additional products.

I talked about the emphasis on accountability creating growth opportunities. Voyager solutions fit the accountability requirements of federal and state governments. For example, in June the Maryland Department of Education announced that they chose Voyager Passport for reading intervention. Passport was rated highest of all of the 18 reading programs that they reviewed. And it was the only solution in their judgment that met all of their criteria for grades K through three.

We’ve got another example from California, which is pending final approval by the State Board of Education. Voyager would be the only new publisher added to the list of reading intervention programs eligible for state funding in California. If this is approved, as we expect, Voyager’s Passport solution for grades four through seven will begin to be sold statewide in California later this year.

At the end of the last school year, 100 of our districts held public celebrations, celebrating that over 90% of their students were reading at grade level. Some of these actually received local television coverage where Voyager was credited. Now that sort of recognition is very rare for an educational publisher. And these are some of the largest and most challenging urban districts in the country, where previously the literacy levels were well below 50%. These districts and others of our customers recognize that Voyager has the best, most comprehensive solution to address the achievement crisis that is so pervasive in our nation’s schools.

And finally, while Voyager is functioning largely as a stand-alone business, we have begun to see synergies between ProQuest and Voyager. For example, we have begun leveraging ProQuest content into Voyager solutions, and we’re leveraging our technology expertise to develop more robust technology components in the Voyager solutions.

Now moving on to our next strategy, which I refer to as our publishing strategy, this involves creating unique archival and discipline-specific products for higher education and K-12, delivered primarily from through the library channel. This strategy is working, as evidenced by the fact that revenue in this category grew by 17% for the quarter. These products are experiencing strong demand from libraries worldwide. For example, during the quarter we made significant sales of published products to the University of Toronto, and also to a consortium of university libraries in the Netherlands.

And some of our new products are gaining traction very quickly. One new product, the British House of Commons Parliamentary Papers, is showing very strong demand from libraries in just the first few months on the market. In fact, during the quarter it had nearly $1 million in sales.

A very important aspect of our publishing strategy relates to news content. We are the market leader in providing access to broad, deep collection of archival news content. And we are seeing continued strong demand for ProQuest Historical Newspapers. In the second quarter we added more than 200 new subscribers. As a result of strong demand for these products, we have accelerated the creation of electronic content to meet the market demand.

All of the major newspapers that we have previously discussed will be complete in the third quarter when we finish digitizing the Los Angeles Times and the Chicago Tribune. We have also completed in the quarter the early archival content for the Boston Globe and the Atlanta Constitution.

And our last growth strategy is to provide new information solutions for the automotive market. Here our performance management products help automotive companies improve their performance and profitability. Revenue from these products continued to grow during the second quarter.

Kevin mentioned that we’re making investments in this business for our future. For example, we have developed a new business planning tool for U.S. Ford and Lincoln-Mercury dealers. That product has been introduced at the Ford dealer meetings over the past few months, and it has received outstanding reviews. This product will go into commercial production during the third quarter. The investment that we’re making now at Business Solutions will generate revenue opportunities in future quarters.

Also, the integration of Syncata is going very well. The main reasons we acquired this business were first to broaden our range of performance management products, and secondly to leverage their very strong technology and product development resources both in the U.S. and in India. We are executing well on both of these fronts. For example, we are developing new warranty products and leveraging their strong and efficient product development team.

So summarizing, we have made very good progress building upon ProQuest Company’s growth platforms during the quarter. And we are on track to achieve our 2005 goals. We would like to now open up the call for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Michael Meltz with Bear Stearns.

Michael Meltz—Bear Stearns—Analyst

A couple of questions for you. Can you actually isolate the organic growth at Business Solutions in the quarter? You mentioned Syncata accounted for much of the growth. Can you tell us — I assume it was a couple of million dollars of revenues. And also at I&L, what Serials Solutions and the other small deals added to revenues in the quarter? That is my first question.

And then secondly, can you talk about the decline in deferred income in the quarter? Can you just talk a little bit what was behind that? And then third question, sorry for the list. Voyager in the quarter, can you give us more specifics on its EBITDA and EBIT contribution, or loss, I guess. And then your comment — and then I have a follow-up on Voyager.

Alan Aldworth—ProQuest Company—Chairman, CEO

Hi Michael, this is Alan. I will take the first question on organic revenue growth. It is hard to separate just what Syncata contributed during the quarter, because going back to why we acquired them, it was really a product development capability. They had very little in the way of sales and marketing capabilities. So it was more of a consulting operation. So we are taking products that they had developed and putting them through our marketing channel. So is hard to separate what to give credit to Syncata for as a stand-alone business. So clearly it did contribute to the performance management products, and was a significant portion of the growth, but exactly isolating how much is difficult.

Michael Meltz—Bear Stearns—Analyst

Did you say what EPC — how EPC did in that quarter?

Alan Aldworth—ProQuest Company—Chairman, CEO

The electronic parts catalog business was roughly flat for the quarter.

Michael Meltz—Bear Stearns—Analyst

Okay. And I&L?

Alan Aldworth—ProQuest Company—Chairman, CEO

At I&L the best way to look at organic growth there is to break it down into the categories. The published products — and these are roughly thirds — the published products grew at around 17%. The database business aggregation was roughly flat, slight growth for the quarter. And the film business continued its decline of mid or so single digits decline for the quarter.

Michael Meltz—Bear Stearns—Analyst

Right, but what I wanted to know was of that 17%, I assume there was some acquisition revenue in there. I’m just trying to isolate that number.

Kevin Gregory—ProQuest Company—SVP, CFO

This is Kevin. The revenue from Serials Solutions was about — and some of the other small acquisitions — about $1 million to $1.5 million.

Michael Meltz—Bear Stearns—Analyst

Thank you.

Kevin Gregory—ProQuest Company—SVP, CFO

I’ll take the question on deferred revenue, which I believe was your second question. I don’t know if you were referring to quarter-over-quarter decline or year-over-year, but let me answer both of those questions. The quarter-over-quarter decline, so the decline from the first quarter to the second quarter is a normal trend you’ll see at the Information — primarily at the Information and Learning business.

The year-over-year decline, which is probably more — the more realistic way to look at deferred revenue, or the I&L business in particular, is primarily related to a reduction in the film. There is about a $12 million year-over-year decline associated with subscriptions — primarily film subscriptions. The rest of it is timing related. When obviously subscriptions renew, it has an impact on what the deferred revenue is at any — at the end of any given quarter.

Alan Aldworth—ProQuest Company—Chairman, CEO

The last question was on profitability at Voyager.

Kevin Gregory—ProQuest Company—SVP, CFO

Yes, Voyager’s profitability for the third quarter, their EBIT contribution was about $4 million. Now remember there is interest expense that offsets that. Obviously interest expense related to the acquisition. That was about $4.4 million. So net Voyager contributed, before earnings, a loss of approximately 400,000. Does that help?

Operator

Richard Close with Jefferies.

Richard Close—Jefferies—Analyst

I wanted to touch base on the Voyager, the growth — you said I guess $23 million in the quarter. What was that year-over-year? Was that something like 15% or —?

Kevin Gregory—ProQuest Company—SVP, CFO

Yes.

Richard Close—Jefferies—Analyst

15%.

Alan Aldworth—ProQuest Company—Chairman, CEO

Right.

Richard Close—Jefferies—Analyst

And what had you been guiding to on Voyager growth, if you can just refresh us there?

Alan Aldworth—ProQuest Company—Chairman, CEO

We said that Voyager will grow at least 20% in revenue for the full year. So the year-to-date growth, which is more indicative than the quarter, has been around 40%. So year-to-date it has grown better than we had said for the full year. As you know, we are going into our largest quarters right now. So the toughest part of the year is ahead in terms of continuing to achieve those growth levels. The metrics that Kevin had given certainly bode well for continuing growth. But obviously as the numbers get bigger, the growth percentages are harder to achieve. We remain comfortable with our at least 20% growth in revenue for the full year.

Richard Close—Jefferies—Analyst

What were those metrics — I’m sorry, I must have missed that.

Kevin Gregory—ProQuest Company—SVP, CFO

The metrics that I gave for Voyager were for — they were comparing the first half of ’04 to the first half of ’05. Revenue grew 41%. Voyager is in over 250 new school districts. That is an increase of 70% from June of ’04. Voyager is in over 5,000 additional classrooms. That is an increase of 33% compared to June of ’04. And the Voyager solutions serve 70,000 more students than they did in June of ’04, which is an increase of 35%. Again clearly you can see that we’re making some good penetration. We’re expanding the penetration and growing good growth as a result.

Richard Close—Jefferies—Analyst

Maybe if you could just give us a little bit more information with respect to the commentary on the third and fourth quarter. Are you seeing — in talking about this delivery situation where some people might ask for it to be delivered in October versus September. Is there anything we should read into that specifically? Should we — I think if I look at last year’s numbers the third quarter for Voyager was definitely the largest, I think, around $40 million in the fourth quarter being about $27 million in revenue. Are you implying that maybe we should see the fourth quarter be higher than the third quarter for Voyager this year? Maybe just a little bit more reassuring us, or why did you say what you said with respect to the delivery? In short.

Alan Aldworth —ProQuest Company—Chairman, CEO

There is a lot of potential revenue in September and October that could go one way or the other. So at this point I would say that third and fourth quarters will be more similar for Voyager than they were last year. I don’t think Q4 will be bigger then Q3. But obviously we will have better visibility on that on the next call.

But I think the point is that because there is some large shipments and training revenue that will be booked around that time, it is a little hard to know right now how much of that will get booked in September versus October.

Richard Close —Jefferies—Analyst

Essentially you are saying we need to — if we were looking at last year’s seasonality in Voyager, we should be, and model accordingly for 2005 — we should be shifting some of that from the third quarter to the fourth quarter, and making them more evenly distributed?

Kevin Gregory—ProQuest Company—SVP, CFO

I think it is mentioning a little bit about — giving you a little bit of background so you understand what we’re trying to do here. With the Voyager intervention program, the normal cycle is we basically go out and we get commitments from the various districts. What has to happen when the school year starts is there has to be assessments of those individual students to see who are candidates for the package, if you will, especially the intervention package. So you see that happening in the early school year timeframe, early September. Some districts do that sooner, some do it later.

That is really the driving force behind when they ask for delivery of the kits. And that happens historically in the September, October time frame. It is hard for us at this point, although we have very good visibility into what customer — what districts are going to order, it is difficult for us to pinpoint with a degree of accuracy to say whether that is going to happen September 30 or October 3. I think we’re trying to do is say that we think that things are going to be relatively equal in the third and fourth quarter, but there is this timing issue that we will get much better visibility once the school year starts.

So I think to answer your question, I think assuming that is going to be relatively equal is a good assumption. But again, timing could impact that, particularly on the delivery of intervention program. But that has nothing to do the full year guidance. It is just the timing between the third and fourth quarter.

Richard Close —Jefferies—Analyst

Are you seeing any difference in — say looking at the visibility on Voyager are you seeing higher incremental sales per school, per classrooms? Maybe if you could talk a little bit about average sale per school, or maybe we will have a better idea in September.

Alan Aldworth —ProQuest Company—Chairman, CEO

It is hard to talk about average sale per school, since it is really a district sale and it varies so widely depending on the size of the district, and whether it is a relatively new customer where we may have a relatively few number of schools within the district as they are trying the program more — a customer that has been with us longer where our penetration is (multiple speakers).

Richard Close —Jefferies—Analyst

Maybe if we can talk about are you seeing — what are you seeing with existing customers on Voyager? Are they coming back and saying okay, we did X in September 2004. We’re going to do — we would like 2 X this coming fall. Are you seeing any people step up their usage?

Alan Aldworth —ProQuest Company—Chairman, CEO

Most of our — well, our renewal rates are very high.

Kevin Gregory—ProQuest Company—SVP, CFO

Nearly perfect.

Alan Aldworth—ProQuest Company—Chairman, CEO

And most of our customers are buying at or — at higher amounts. We gave a statistic on the percentage of customers that are buying at higher amounts.

Richard Close—Jefferies—Analyst

You did?

Kevin Gregory—ProQuest Company—SVP, CFO

No, we had said that renewal rates are nearly perfect. We are seeing — again it is early in the season yet, but we are seeing customers, let’s call it same school or same district sales, increase over 100%. So they are buying more this year than they have last year. But again at this point it is too early in the season for us to give out guidance as to what we think that may be.

Richard Close—Jefferies—Analyst

What did you say about 100%? You are seeing some people essentially come in with 100% or more?

Alan Aldworth—ProQuest Company—Chairman, CEO

No, I think—what Kevin meant was that same-store sales are more than 100% of what they were last year. So in other words there is a—if you take the population of last year’s customers as a whole, the sales for those customers in the aggregate is greater than it was last year.

Richard Close—Jefferies—Analyst

I was getting really excited here. Thanks guys. It sounds like things are going well.

Operator

Brandon Dobell with CSFB.

Brandon Dobell —CSFB—Analyst

I just wanted to focus on Voyager for a second or two. Seasonality on the expense line — I am just trying to get a better sense of how to model some of the impact in the back half of year. And then in terms of building out the sales force and making some synergies you are starting to see between the Voyager and I&L division. Some of the synergies on the sales side, do you expect to add more sales guys in Voyager? Just trying to get a better feel for how we should look out longer term for kind of what the SG&A might look like.

Alan Aldworth—ProQuest Company—Chairman, CEO

Let me take the second question first. The sales organization—and I really take them together, sales, marketing, and implementation, because these are the people in the field that not only get the sale made, but make sure that the implementation goes smoothly—has increased by 40% since the same time last year, with a lot of that increase coming since the acquisition. So that has gone from about 135 to about 190 people in total. Again that is a combination of sales and marketing and implementation. We have added a lot of very excellent, both inside sales reps, as well as field sales reps just since the acquisition.

As far as synergy, these are all folks that are just—that are dedicated to Voyager. So we’re not attempting to have the library sales force sell the Voyager product. We are big believers in dedicated sales organizations. So we have got folks that are really extremely knowledgeable experts in those product categories calling on the schools. And it is largely a variable expense. Sales is so—I think it is important to make sure that the reps are very much focused on the product that they’re representing and those customers sets.

I will let Kevin take the first part of that question. If that answers your question about sales (multiple speakers) and the business model and variable versus fixed expenses.

Kevin Gregory—ProQuest Company—SVP, CFO

If you can just repeat the question again.

Brandon Dobell—CSFB—Analyst

Just trying to get a handle on seasonality of SG&A. For example, does sales compensation pretty much track revenues, or is there kind of a through the year accrual that would make it more linear rather than kind of lumpy following the revenue cycle? Just trying to get a feel for (indiscernible) how to kind of model the quarterly profitability of Voyager starting from the expense side.

Kevin Gregory—ProQuest Company—SVP, CFO

The expectation is that the SG&A expense will go up with sales in the second half of year. There’s a variable component obviously to the sales compensation. And obviously if sales go up that component will go up. So you still—you’ll see an uptick associated with the increase in sales in the second half of the year.

Brandon Dobell—CSFB—Analyst

In terms of incentive comp for the sales guys, is that paid current quarter in arrears? How should we think about, as we roll into ’06 what the impact could be? I guess there are two questions there. One would be, how is it paid. And the second would be, as part of total comp for the sales guys, what incentives look like?

Kevin Gregory—ProQuest Company—SVP, CFO

In terms of the lag between, let’s call it earn and pay is probably in the range of about a month. It is not more than that. And again, obviously they get paid when the shipments are made — it is earned when the shipments are made.

Brandon Dobell—CSFB—Analyst

And then two quick ones for you on the balance sheet. As we think about quarterly cash flow, source and use, I am trying to get a better handle on inventories. Is that going to look like kind of like a textbook publisher would look as you ramp up inventories in advance of the start of the fall school year? And then a second one, I want to get an idea or some more color on the year-over-year increase in prepaid royalties.

Kevin Gregory—ProQuest Company—SVP, CFO

Inventory you’ll see—the vast majority of inventory is related to Voyager. And you’ll see a normal trend like you would see in a publisher—a fixed publisher there. So ramping up and then obviously fourth quarter coming down as we deliver that product.

With regard to prepaid royalties, the increase there is again primarily related to the timing of payments on royalties. There has been a trend over the last couple of years to see content providers look for royalties more contemporaneously with the billings as opposed to maybe historically where we paid them later in the year. So you see that trend happening. And that is the primary driver with prepaid royalties. So royalties aren’t necessarily going up, it is just the timing of the payment of those royalties.

Operator

Jim Kitzinger with Kitzinger Lautmann Capital.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

A couple of math questions. The way I look at this, or what I am trying to understand is Voyager last year did $93 million in revenues. You are looking at 20% growth or better. That gets me to $111 million or more. Is that how to look at that?

Alan Aldworth—ProQuest Company—Chairman, CEO

Yes.

Kevin Gregory—ProQuest Company—SVP, CFO

Yes.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

So far this year you have done—and this is a definitional question—the $12 million in the first quarter — or $6 million and then $23 million in the second quarter. How do you define that when you’re looking at this plus 20% number?

Kevin Gregory—ProQuest Company—SVP, CFO

I would say that is $111 million is what we expect the contribution to be for revenue from Voyager for the time that we have owned them in 2005.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

So for the 11 months. So if I would now look at it, you’ve got $29 million of revenue that you have booked?

Kevin Gregory—ProQuest Company—SVP, CFO

Correct.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

So that leaves me $82 million to be booked for the second half?

Kevin Gregory—ProQuest Company—SVP, CFO

Correct.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

If I look at the base business, I&L your estimates are kind of, excluding Voyager, $300 to $310 in revenues, and Business Solutions $180 to $185. That is kind of the guidance you’ve given us in the past. Is that a reasonable range of guidance?

Kevin Gregory—ProQuest Company—SVP, CFO

I don’t know if we have given specific guidance, but that seems reasonable.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

I guess this is the crux of it. If we use the low end of both of those ranges you are at 300 and 180. You’re at 480 in Business Solutions —480 in the old business. You add 110 or 111, you’re at 590. That is the very low end of the range. Is that how I should be looking at this for Voyager? I mean—?

Kevin Gregory—ProQuest Company—SVP, CFO

I think that’s reasonable. Again, we have not given specific number guidance, but those ranges seem reasonable.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

When we look at the Voyager product itself, the Universal Literacy product, has already been sold is my sense. You know exactly how much of that has been sold, because it’s got to be delivered. It is not a supplemental product. Is that accurate?

Alan Aldworth—ProQuest Company—Chairman, CEO

Yes, the visibility with that product is pretty high.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Now and how much is that piece up then? You said you had visibility, is that up 10%, 20, 30%?

Alan Aldworth—ProQuest Company—Chairman, CEO

The core program is up a smaller percentage than the intervention program.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Once again you have pretty good data on that. Do you want to share that? I am just trying to get some visibility here. Where my sense is you’ve got very good visibility there. In Passport there’s a little less visibility because you don’t know what the selling season is.

Alan Aldworth—ProQuest Company—Chairman, CEO

I’m not sure we are going to want to get into that much detail in the individual programs. It is going to be such a moving target over time, because Universal Literacy is going to grow slower, because we’re not going after big state adoptions. So the total opportunity there is going to be somewhat limited. And then we are adding all of these new programs, the math program, the middle school program, that over time while the visibility maybe a little bit greater with Universal Literacy System it is going to be a smaller and smaller percentage of the total over time.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

That’s understandable.

Alan Aldworth—ProQuest Company—Chairman, CEO

Just to give you a little bit of an example. Universal Literacy, it’s probably a little below the 20% whereas Passport is significantly above 20% year-to-date.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

So Universal literacy is maybe 15 to 20%, kind of topline growth?

Alan Aldworth—ProQuest Company—Chairman, CEO

Yes.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Okay. And Passport is significantly above 20, is your expectation?

Alan Aldworth—ProQuest Company—Chairman, CEO

Right. Well, it is—yes, it is year-to-date significantly above 20%, and we expect that to continue.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Do you want to give us some color on both of the math and/or the middle school reading product? How big will those products be this year?

Alan Aldworth—ProQuest Company—Chairman, CEO

That is really hard to say. I think the biggest opportunity is going to be next year. We will get some revenue from those products. That will give us a little bit of a pop this year, but they are just—I think one is at the printer now. We’re coming out of the printer, and the other one is about ready to go to the printer. So they will start shipping late.

There’s a lot of interest, but for the first actual year that they are out I think a lot of schools are going to be trying them before they make a big commitment. We don’t have big expectations for revenue for this year. I think we’ll get some better information from the sales this year and have a better sense as to how much they can do next year.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

One last thing. On Business Solutions, you talked about spending some extra money in the first half to move growth forward. Can you give us a general idea of how much you have spent each quarter and how much that has depressed margins? And then to what magnitude does that come back in the second half?

Alan Aldworth—ProQuest Company—Chairman, CEO

A couple of million dollars—.

Kevin Gregory—ProQuest Company—SVP, CFO

I think probably the better way to look at it is looking at the margins. If you look at the Syncata acquisition, or Syncata product that we acquired, it is probably having about a 200 basis point average impact on our profit margin. The rest of it is really related to some of the investments on the performance metrics side, as well as the electronics parts catalog side.

And our expectation is that for the rest of the year you will probably say—you’ll see us making up the shortfall on the performance metrics and the electronic parts side, but we’re still going to see the impact from Syncata. So probably somewhere in the 200 basis point impact—adverse impact—on profit margins from ’04.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

So year-over-year if we look—and now you have got EBIT margins at like 26, low 30, or low 30s in Q4—excuse me—Q3 and Q4 will be more realistic on the EBIT side?

Kevin Gregory—ProQuest Company—SVP, CFO

Yes.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Okay. Because that’s down a couple of hundred basis points.

Kevin Gregory—ProQuest Company—SVP, CFO

And like I say it is on an annual basis. So I think we had in ’04 about a 31% margin. We will probably be about, I would say, 200 basis points lower than that this year.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Okay. Said 29% kind of all in approximately.

Kevin Gregory—ProQuest Company—SVP, CFO

Yes.

Jim Kitzinger—Kitzinger Lautmann Capital—Analyst

Thanks for the update guys.

Operator

John Cristiano with UBS.

John Cristiano—UBS—Analyst

Just a couple of questions here. Voyager, not to beat a dead horse here, I will ask more generally about the market. Obviously, the market for intervention is exploding. A lot of other competitors are coming in. I think McGraw-Hill said that they just released the (indiscernible) intervention product. I am curious about any crossover into Scholastic’s product Read 180 that is supposedly doing really well. So can you just discuss kind of who’s in the marketplace? Who are you beating? And sort of how big is this market actually growing?

And then the next question is just on looking at the legacy businesses, your general reference I guess came in a lot better than I thought, at least looking at quarter—year-over-year percentage decline. And I think the traditional film business came in a little worse than I had thought. Our these signaling anything here? You mentioned library budgets improving, the 3 to 4 million decline I think you guys have put out as guidance for general reference, is that still valid, or are things really picking up in the general reference side? And then the flip side is for traditional products, are we seeing the decline here accelerating?

Alan Aldworth—ProQuest Company—Chairman, CEO

I will take the first question on intervention, and how big is the market, and competition that we’re seeing. Frankly, we don’t see a lot of direct competition. Our view is that most of the other programs that are billing themselves as intervention programs are not comprehensive, with the possible exception of Scholastic Read 180. There are some materials, but the same kinds of materials that have been supplemental reading materials that have been used for struggling students for a long time. The key differentiator for Voyager is that it is, number one, a comprehensive solution. Number two, it is has demonstrated results.

There is no other program that is out there that has the proof of results that Voyager has. Nationwide everywhere Voyager goes in, we measure the results, we prove the results. We report those statistics back to the school districts. So it clearly works, and everybody sees that and everybody knows that.

And third, it is research based. There is not a lot of competition out there in the research space. Meaning that it takes advantage of the last couple of decades of brain research on how kids learn to read, particularly the kids who struggle because they have come to school without all of the tools and academic awareness that is necessary to begin reading at kindergarten and first grade. So our program is differentiated. So we don’t see a tremendous amount of direct competition of programs that really offer the same proposition that Voyager offers.

You’re right in that the market is exploding. But we still believe that we have a very small part of the market, that our penetration is low, so there’s a lot of growth ahead of us. We expect that we will attract a lot of competition because it is such an attractive market, but believe that we have some sustainable competitive advantage with the years of research and proof of the efficacy of the program that we have behind us, and in lot of very satisfied customers.

In the general reference category, I would say that in my view clearly the improving library budgets have had an impact on that leveling off. I would also say that we have strategically made a concerted effort to improve our general reference products to add— wraparound proprietary content and make it a more compelling differentiated product. That has helped. And the steady improvements that we have made in our sales organization have also helped. So it is hard to separate which of those things have had the biggest impact.

As far as going forward, I think it is too early to tell whether or not this is a trend that we can assume that general reference will hold steady or grow slightly. So I think we have been conservative early on here and said that we would still look for general reference to possibly decline slightly in the year, but hope for better than that.

John Cristiano—UBS—Analyst

Before you had said down $3 to $4 million, is think that is a little too conservative?

Kevin Gregory—ProQuest Company—SVP, CFO

Yes, I would say that if things—if they don’t—if things hold up and we continue to see the pricing holding up, that is probably on the very conservative side, and we will probably see a little bit better than that.

John Cristiano—UBS—Analyst

And the traditional—the film business, anything going on there?

Kevin Gregory—ProQuest Company—SVP, CFO

No, I think the traditional products, we have given the range of 5 to 7%. I think that for the year we’re still there. The determining factor there primarily in the second half of the year is just the back file of sales. So that really is going to be the telling tale in the second half. I think we are in the range, maybe a little bit towards the high end—or we will end up probably towards the high end of that 5 to 7. But I think we’re still in that range.

John Cristiano—UBS—Analyst

High end meaning in the down (indiscernible)?

Alan Aldworth—ProQuest Company—Chairman, CEO

You have to look at the three components of the film to really understand what is going on. The back file film seems to be holding up reasonably well. That is unique content. It is very niche oriented, arcane in many cases, and it is not available anywhere else, or in a digital form. So there’s still demand for that. Libraries that are—and universities that are offering a very specialized field of study needs to have this content. So that held up pretty well.

The next category is newspaper film, which is declining, but we’re cannibalizing that ourselves to some extent with the growth of our electronic business and the digitization of newspapers. We are cannibalizing that with products that are growing more rapidly, have much bigger potential in the marketplace. Everybody wants electronic versus the few who want film with—at some point better profitability.

And then the third category are the journals, the academic and scientific journals and microfilm. That category is declining the fastest. And it is probably the most—the least defensible of all the categories, because those are available generally digitally from the publisher themselves. So there is less reason for libraries to buy subscriptions to journals and film that are available digitally directly from the publishers.

John Cristiano—UBS—Analyst

Would you say that the trend at least in the back files purchasing—is that is pretty correlated then to how these library budgets are doing? They have money left over they can fill in?

Kevin Gregory—ProQuest Company—SVP, CFO

That seems to be true. We have had—as in the past, we see the biggest back file sales at the end of the budget cycles in June and in December. And I think the June back file sales were pretty good. We would expect to see back file sales in December that should be at least comparable to where they were last year.

Operator

Your final question comes from Gary Merwitz with Investment Counselors of Maryland.

Gary Merwitz—Investment Counselors of Maryland—Analyst

A few questions. First, just quickly on XanEdu. You don’t talk about that much anymore. Just wondering if you could comment on where that business is?

Alan Aldworth—ProQuest Company—Chairman, CEO

The electronic part of that business continues to grow, although at a slower rate than we had hoped. The print business is still challenging with a lot of local bookstore, print shop competition. And the migration from print to digital is—has happened slower than we had hoped when we started this business a few years ago.

Gary Merwitz—Investment Counselors of Maryland—Analyst

Sorry to jump back to Voyager, but a few questions there. One, when you look at some of the metrics that you gave, and you potentially compare them to the end of last year, how would they compare?

Alan Aldworth—ProQuest Company—Chairman, CEO

Sorry, could you ask that question again?

Gary Merwitz—Investment Counselors of Maryland—Analyst

Sure, what I am wondering is if you — I am getting some feedback, maybe that is the problem. If you look at the end of 2004, relative to some of the metrics you gave on Voyager, I am wondering how the current metrics would compare to the end of 2004?

Alan Aldworth—ProQuest Company—Chairman, CEO

Such as the number of school districts and —?

Gary Merwitz—Investment Counselors of Maryland—Analyst

Correct.

Alan Aldworth—ProQuest Company—Chairman, CEO

The end of year metrics from last year are really full year statistics. So it is — I think we said that at the end of last year Voyager had been in about 500 school districts. So we would expect that — I think the growth in school districts has been something like 33% year-to-date. So if that trend continued, by the end of the year we would be in 33% more school districts than the 500.

The number of school districts that we sold to this year is less than the 500, but it is a partial year number there. Our number of—most of the school districts that we’ll ship to will be receiving materials just in the third and fourth quarters. The specifics that we gave are really kind of comparable to the same period last year.

Gary Merwitz—Investment Counselors of Maryland—Analyst

And then when you think about the 20% growth number that you’re talking about for Voyager, and you think of the components of where the growth should be generated, I guess you could sell to more districts. You can add schools within existing districts, and then you could just add more students. What are the — how do you look at the components of that growth?

Kevin Gregory—ProQuest Company—SVP, CFO

We actually look at all those things. We look at numbers of districts. Sales within each of the districts, and then of the existing products, as well as new products. For this year the fastest growing category will be sales of the intervention program in K to three. That is the Passport program. It is the largest revenue line currently, and it is growing rapidly both in terms of new districts as well as sales to existing districts.

I mentioned that the core program, the Universal Literacy System, is growing a little slower than the intervention program. The professional development category is growing a little slower this year. It has more to do with the completion of the next course that we are offering in professional development. And then some of the new products that we have just completed, or in the process of completing, will contribute a relatively small amount this year. Those will mostly be additional products to existing customers. We will probably not have significant sales of new products to new customers. The exception to that will be in California where I mentioned we were listed by California as a grade four through seven intervention program. That is a new product, and they will make state funds available for that. So we will — in many cases we haven’t had a lot of sales in California. We will be leading with our four to seven intervention program in California in new districts.

Gary Merwitz—Investment Counselors of Maryland—Analyst

Just the last question is, if there was something that was going to go wrong that you wouldn’t achieve that 20% growth number you are using for Voyager, what would that be, or what items would you worry most about?

Alan Aldworth—ProQuest Company—Chairman, CEO

At this point, based on the momentum that we have and the growth in school districts and students in the program and so forth, and what we know about renewal rates, it is hard to imagine not achieving that.

Gary Merwitz—Investment Counselors of Maryland—Analyst

I really appreciate it. Thanks.

Kevin Gregory—ProQuest Company—SVP, CFO

I was hoping you were going to ask us about Maryland.

Operator

We have reached our allotted time for questions. Mr. Trinske, do you have any closing remarks?

Mark Trinske—ProQuest Company—VP Investor Relations

Thank you everyone for participating today. And as always, please feel free to give us a call with any other questions that you may have. We are always glad to help you as best we can. Thanks very much, and we will talk to you next quarter.

Operator

This concludes today’s ProQuest second quarter earnings release conference call. You may now disconnect.